Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

SPERO THERAPEUTICS, INC.

It is hereby certified that:

FIRST:	The name of the corporation is Spero Therapeutics, Inc. (the “Corporation”).

SECOND:	The Restated Certificate of Incorporation of the Corporation, filed on November 6, 2017 (the “Restated Certificate of Incorporation”) is hereby amended, effective as of August 17, 2021, by striking out the first paragraph of Article Fourth in its entirety and by substituting in lieu of the following:

“FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 130,000,000 shares, consisting of 120,000,000 shares of Common Stock, $.001 par value per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, $.001 par value per share (the “Preferred Stock”).”

THIRD:	The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

EXECUTED, effective as of this 17th day of August, 2021.

SPERO THERAPEUTICS, INC.

By:	/s/ Ankit Mahadevia, M.D.
Ankit Mahadevia, M.D.
President and Chief Executive Officer